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FORM 4                                                     OMB APPROVAL
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[ ] Check this box if no                            OMB Number:   3235-0287
    longer subject to                               Expires: April 30, 1997
    Section 16. Form 4                              Estimated average burden
    or Form 5 obligations                           hours per response .... 0.5
    may continue. See                               ---------------------------
    Instruction 1(b)

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

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
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 1. Name and Address of Reporting Person       2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person
  Posey           Lee                             Palm Harbor Homes, Inc./PHHM                  to Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director       X 10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
                                                  Number of Reporting        Month/Year          X  Officer (give    Other (specify
  17427 Club Hill Drive                           Person (voluntary)            06/98           ----        title ---       below)
---------------------------------------------                             -------------------               below)
                 (Street)                                                 5. If Amendment,
  Dallas,           Texas         75248-1109        ###-##-####              Date of Original      Chairman of the Board
---------------------------------------------     --------------------       (Month/Year)         --------------------------------
  (City)           (State)           (Zip)                                                   7. Individual or Joint/Group Filing:
                                                                             -------------      (Check Applicable Line)
                                                                                                  X  Form filed by One Reporting
                                                                                                 --- Person
                                                                                                     Form filed by More than One
                                                                                                 --- Reporting Person

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                                               TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr. 8)                                End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/   ---------------------------------------                            Indirect       Owner-
                                   Year)  Code    V      Amount   (A) or    Price                            (I)            ship
                                                                  (D)                                        (Instr. 4)     (Instr.
                                                                                                                            4)
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Common stock                    05/08/98  G(1)              600    D                                             D
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Common stock                    06/19/98  J(2)           76,799    D                                             I           (2)
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Common stock                                                                              3,679,457(3)           D
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(1) Charitable donation.

(2) Shares placed in family foundation.

(3) Does not include common stock held by the Posey Family Foundation.

* If this Form is filed by more than one Reporting Person, see Instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                                                                     SEC 1474 (8-92)
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                           (Print or Type Responses)

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-    5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action       Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code         Securities Ac-   Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr. 8)   quired (A) or    Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/                    Disposed of (D)  (Month/Day/                           Secur-
                             ative        Year)                   (Instr. 3, 4,    Year)                                 ity
                             Security                             and 5)                                                 (Instr. 5)
                                                                                -----------------------------------
                                                                                Date    Expira-            Amount or
                                                     -------------------------- Exer-   tion       Title   Number of
                                                     Code  V     (A)     (D)    cisable Date               Shares
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
9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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Explanation of Responses:
                                                                                          /s/ Lee Posey                 July 7, 1998
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. ----------------------------- ------------
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 1474 (8-92)

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